Exhibit 3.1

ARTICLES OF AMENDMENT

1.	The name of the corporation is Quaker Chemical Corporation.

2.	The address of the registered office in the Commonwealth of Pennsylvania is: One Quaker Park, 901 Hector Street, Conshohocken, PA 19428, Montgomery County.

3.	The statute under which the corporation was incorporated is: Act of April 29, 1874.

4.	The date of the corporation’s incorporation is: October 20, 1930.

5.	The amendment was adopted at a meeting of the shareholders of the corporation.

6.	The amendment adopted by the corporation is:

RESOLVED, that the articles of incorporation of the Corporation be amended as follows:

1.	Article 5(b) of the articles of incorporation of the Corporation is hereby deleted in its entirety.

2.	Articles 5(c) and 5(d) of the articles of incorporation of the Corporation are hereby accordingly renumbered as Articles 5(b) and 5(c), respectively.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, these articles of amendment have been executed by the corporation on September 7, 2017.

QUAKER CHEMICAL CORPORATION

By:	/s/ Robert T. Traub
Name:	Robert T. Traub
Title:	Vice President, General Counsel and
Corporate Secretary